ION reports fourth quarter and year end 2017 results
Strong fourth quarter revenue growth of 64% compared to one year ago, positive fourth quarter operating cash flows of $18.0 million, fourth quarter Adjusted EBITDA of $23.8 million and full year Adjusted EBITDA of $64.5 million
HOUSTON – February 7, 2018 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $57.9 million in the fourth quarter 2017, a 64% increase compared to revenues of $35.4 million one year ago. ION's net loss was $1.4 million, or $(0.12) per share, compared to a net loss of $6.5 million, or $(0.55) per share in the fourth quarter 2016. Excluding special items in both periods, the Company reported an Adjusted net income of $4.7 million, or $0.38 per diluted share, compared to an Adjusted net loss of $11.6 million, or $(0.99) per share in the fourth quarter 2016. A reconciliation of special items to the financial results can be found in the tables of this press release.
The Company reported an Adjusted EBITDA for the fourth quarter 2017 of $23.8 million, compared to $6.6 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release. The Company's Adjusted net income and Adjusted EBITDA for the fourth quarter 2017 excludes an expense of $6.1 million related to the accelerated vesting and cash exercise of stock appreciation right awards. This accelerated vesting and cash exercise ultimately saved approximately $7 million of additional cash and expense that would have been incurred in the first quarter 2018.
Net cash flows from operations were $18.0 million during the fourth quarter 2017, compared to $(1.7) million in the fourth quarter 2016. Total net cash flows, including investing and financing activities, were $11.8 million, compared to $(9.9) million in the fourth quarter 2016.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “I am pleased with our performance not only in the fourth quarter, but also for every quarter throughout 2017. Although the market recovery has been slow for many, our efforts over the last two years to focus on select segments where capital is flowing, along with our asset light strategy, has paid off. As a niche business in the larger E&P market, we surgically targeted select geographic areas and production optimization opportunities less dependent on cycle recovery and where our differentiated technologies delivered significant value.
“In our E&P Technology and Services group, we continued to benefit from our investment in multi-client data, generating solid growth in new venture revenues throughout the year. We had tremendous success with our 3D reimaging programs, expanding our 3D data library from 8,000 sq km to over 165,000 sq km in just two years. In addition, after two years of very little new venture activity, we launched five new programs in 2017, and already secured underwriting for new programs in 2018. Our data library is exceptionally well positioned for upcoming license round activity and 2018 is looking even better with more diverse interest in programs across the globe.

“In our E&P Operations Optimization segment, we maintained our core seismic software and equipment businesses while pursuing additional opportunities for our technology in adjacent markets. For example, we made significant headway in both executing deployments and developing the shrink-wrapped version of Marlin, our operations optimization platform. In 2017, Marlin deployments more than doubled with 39 new deployments across 19 projects, vastly improving the situational awareness, safety and efficiency for a wide array of offshore operational challenges. In addition, we offset some of the decline in seismic equipment revenues by selling existing technology to new customers in scientific, military and academic industries. We are particularly proud of the development effort to eliminate time-consuming calibrations for military diving platforms by incorporating our highly differentiated compass from our positioning solution. This is an example of some exciting investments we are making to broaden and diversify our customer base by modifying existing ION technology for adjacent markets outside of seismic.
"We expect 2018 will be a better year for ION, and as usual, believe the back half of the year will be stronger than the first half. With almost $68 million in liquidity, we have sufficient capital to retire our third lien indentures of $28.5 million, which mature May 15, 2018. Overall, we have positioned ourselves to take advantage of a more normal 2018, and I look forward to speaking to you in more detail about our 2017 results and 2018 outlook on our earnings call.”
For the full year 2017, the Company reported revenues of $197.6 million, compared to $172.8 million in 2016. Excluding Ocean Bottom Seismic Services revenues from 2016, revenues increased 45% from last year. ION's net loss was $30.2 million, or $(2.55) per share, compared to a net loss of $65.1 million, or $(5.71) per share in 2016. Excluding special items in both periods, the Company's Adjusted net loss was $19.1 million, or $(1.61) per share, compared to an Adjusted net loss of $66.1 million, or $(5.80) per share in 2016.
Full year 2017 Adjusted EBITDA was $64.5 million, compared to $10.5 million in 2016. Net cash flows from operations were $28.0 million, compared to $1.6 million in 2016. Total net cash flows, including investing and financing activities, were $(0.6) million, compared to $(32.3) million in 2016.
At December 31, 2017, the Company had total liquidity of $67.6 million, consisting of $52.1 million of cash on hand and $15.5 million of undrawn borrowing base available under its revolving credit facility. The borrowing base under this maximum $40.0 million credit facility was $25.5 million, and there was $10.0 million of indebtedness outstanding under the credit facility at December 31, 2017. The Company experienced a significant increase in its accounts and unbilled receivables during the second half of 2017 due to the significant revenue increase, however, a majority of those increases were part of the Company's foreign operations, which are not included in the borrowing base calculation.
FOURTH QUARTER 2017
The Company's segment revenues for the fourth quarter were as follows (in thousands):

	Three Months Ended December 31,
	2017	2016	% Change
E&P Technology & Services	$48,003	$25,216	90%
E&P Operations Optimization	9,899	10,153	(3)%
Ocean Bottom Seismic Services	—	—	—
Total	$57,902	$35,369	64%
Within the E&P Technology & Services segment, new venture revenues were $30.3 million, a 174% increase from the fourth quarter 2016; data library revenues were $14.7 million, an 85% increase; and Imaging Services revenues were $3.0 million, a 52% decrease. A majority of the increase in new venture revenues originated from the Company’s 3D multi-client reimaging programs offshore Mexico and Brazil, as well as revenues from new 2D multi-client programs that were recently launched. The increase in data library sales spanned the breadth of the Company's diverse global portfolio without concentration in a particular geographical region. The decrease in Imaging Services revenues is a result of the Company’s strategic shift toward higher return multi-client programs. The imaging work on multi-client programs is reflected as part of new venture or data library revenues depending on the program status, whereas revenues from proprietary imaging programs are reflected as part of Imaging Services. The Imaging Services group is fully utilized, with a large portion of the Company’s capacity dedicated to multi-client programs.
Within the E&P Operations Optimization segment, Optimization Software & Services revenues were $4.2 million, a 4% increase from the fourth quarter 2016. Excluding the effect of foreign currencies, Optimization Software & Services revenues were down 4% in local currency (British pound sterling). Devices revenues were $5.7 million, a 7% decrease from the fourth quarter 2016. Devices continues to be impacted by reduced seismic contractor activity, resulting in further declines in new system sales as well as repair and replacement revenues.
The Ocean Bottom Seismic (OBS) Services segment contributed no revenues during the fourth quarter.
Consolidated gross margin was 41%, compared to 24% in the fourth quarter 2016. Gross margin in the E&P Technology & Services increased to 43%, up from 20% one year ago. This increase was the result of the overall increase in revenues, along with the mix in revenues associated with the Company's higher margin 3D reimaging programs. E&P Operations Optimization gross margin was 50%, consistent with the fourth quarter 2016.
Consolidated operating expenses, as adjusted, were $18.8 million, up from $16.7 million in the fourth quarter 2016. This increase in operating expense was primarily due to an increase in selling expenses directly related to the increase in revenues. Operating margin, as adjusted, was 9%, compared to (24)% in the prior year quarter. Similar to gross margin, the increase in operating margin was related to the increase and mix of revenues, partially offset by the increase in operating expenses.

FULL YEAR 2017
The Company's segment revenues for the full year were as follows (in thousands):

	Years Ended December 31,
	2017	2016	% Change
E&P Technology & Services	$157,249	$92,889	69%
E&P Operations Optimization	40,305	43,502	(7)%
Ocean Bottom Seismic Services	—	36,417	n/a
Total	$197,554	$172,808	14%
Within the E&P Technology & Services segment, new venture revenues were $100.8 million, a 268% increase from 2016; data library revenues were $40.0 million, a slight improvement; and Imaging Services revenues were $16.4 million, a 36% decrease. The changes in new venture and Imaging Services revenues are consistent with the changes as described in the fourth quarter section above. While data library revenues finished the year significantly stronger than the fourth quarter 2016, the full year revenues were relatively flat.
Within the E&P Operations Optimization segment, Optimization Software & Services revenues were $16.7 million, a slight decrease from 2016. Excluding the effect of foreign currencies, Optimization Software & Services revenues were up 4% in local currency (British pound sterling). Devices revenues were $23.6 million, a 12% decrease from 2016.
The OBS Services segment contributed no revenues during 2017.
Consolidated gross margin was 38%, compared to 21% in 2016. Gross margin in E&P Technology & Services improved to 41%, up from 5% in 2016. This increase was the result of the increase in revenues associated with the Company’s higher margin 3D reimaging programs. E&P Operations Optimization gross margin was 50%, consistent with 2016. The overall increase in consolidated gross margin was partially offset by the decline in gross margin in OBS Services.
Consolidated operating expenses, as adjusted, were $78.2 million, a slight decrease from 2016. Operating margin, as adjusted, was (1)%, compared to (24)% in 2016, the result of the increase in revenues and mix.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, February 8, 2018, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 22, 2018. To access the replay, dial (877) 660-6853 and use pass code 13675859#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that any additional damages or adverse rulings in the WesternGeco litigation could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2017.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Service revenues	$48,513	$26,140	$159,410	$130,640
Product revenues	9,389	9,229	38,144	42,168
Total net revenues	57,902	35,369	197,554	172,808
Cost of services	29,606	22,057	103,124	115,763
Cost of products	4,485	4,968	18,791	21,013
Gross profit	23,811	8,344	75,639	36,032
Operating expenses:
Research, development and engineering	4,433	3,232	16,431	17,833
Marketing and sales	5,716	3,997	20,778	17,371
General, administrative and other operating expenses	14,813	9,433	47,129	43,999
Total operating expenses	24,962	16,662	84,338	79,203
Loss from operations	(1,151)	(8,318)	(8,699)	(43,171)
Interest expense, net	(4,045)	(4,442)	(16,709)	(18,485)
Other income (expense)	209	4,974	(3,945)	1,350
Loss before income taxes	(4,987)	(7,786)	(29,353)	(60,306)
Income tax expense (benefit)	(3,646)	(1,444)	24	4,421
Net loss	(1,341)	(6,342)	(29,377)	(64,727)
Net income attributable to noncontrolling interests	(53)	(149)	(865)	(421)
Net loss attributable to ION	$(1,394)	$(6,491)	$(30,242)	$(65,148)
Net loss per share:
Basic	$(0.12)	$(0.55)	$(2.55)	$(5.71)
Diluted	$(0.12)	$(0.55)	$(2.55)	$(5.71)
Weighted average number of common shares outstanding:
Basic	12,019	11,792	11,876	11,400
Diluted	12,019	11,792	11,876	11,400

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$52,056	$52,652
Accounts receivable, net	19,478	20,770
Unbilled receivables	37,304	13,415
Inventories	14,508	15,241
Prepaid expenses and other current assets	7,643	9,559
Total current assets	130,989	111,637
Deferred income tax asset	1,753	—
Property, plant, equipment and seismic rental equipment, net	52,153	67,488
Multi-client data library, net	89,300	105,935
Goodwill	24,089	22,208
Intangible assets, net	1,666	3,103
Other assets	1,119	2,845
Total assets	$301,069	$313,216
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$40,024	$14,581
Accounts payable	24,951	26,889
Accrued expenses	38,697	26,240
Accrued multi-client data library royalties	27,035	23,663
Deferred revenue	8,910	3,709
Total current liabilities	139,617	95,082
Long-term debt, net of current maturities	116,720	144,209
Other long-term liabilities	13,926	20,527
Total liabilities	270,263	259,818
Equity:
Common stock	120	118
Additional paid-in capital	903,247	899,198
Accumulated deficit	(854,921)	(824,679)
Accumulated other comprehensive loss	(18,879)	(21,748)
Total stockholders’ equity	29,567	52,889
Noncontrolling interests	1,239	509
Total equity	30,806	53,398
Total liabilities and equity	$301,069	$313,216

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(1,341)	$(6,342)	$(29,377)	$(64,727)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client library)	3,393	4,951	16,592	21,975
Amortization of multi-client data library	12,857	10,174	47,102	33,335
Impairment of multi-client data library	2,304	—	2,304	—
Stock-based compensation expense	858	755	2,552	3,267
Accrual (reduction) of loss contingency related to legal proceedings	—	(1,168)	5,000	(1,168)
Loss on bond exchange	—	—	—	2,182
Write-down of excess and obsolete inventory	398	429	398	429
Deferred income taxes	(4,520)	(2,212)	(5,420)	(1,181)
Change in operating assets and liabilities:
Accounts receivable	19,892	11,101	1,692	20,426
Unbilled receivables	(11,549)	10,254	(23,947)	6,543
Inventories	(641)	(62)	190	2,312
Accounts payable, accrued expenses and accrued royalties	432	(8,466)	1,443	(5,085)
Deferred revenue	(1,961)	(656)	5,131	(2,759)
Other assets and liabilities	(2,110)	(20,419)	4,370	(13,978)
Net cash provided by (used in) operating activities	18,012	(1,661)	28,030	1,571
Cash flows from investing activities:
Investment in multi-client data library	(7,134)	(3,283)	(23,710)	(14,884)
Purchase of property, plant, equipment and seismic rental equipment	(42)	(921)	(1,063)	(1,488)
Proceeds from sale of cost method investments	—	2,698	—	2,698
Other investing activities	—	30	—	30
Net cash used in investing activities	(7,176)	(1,476)	(24,773)	(13,644)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	—	—	15,000
Repayments under revolving line of credit	—	(5,000)	—	(5,000)
Payments on notes payable and long-term debt	(496)	(1,908)	(4,816)	(8,634)
Cost associated with issuance of debt	(53)	(106)	(53)	(6,744)
Repurchase of common stock	—	—	—	(964)
Payments to repurchase bonds	—	—	—	(15,000)
Proceeds from employee stock purchases and exercise of stock options	1,619	—	1,619	—
Dividend payment to non-controlling interest	(100)	—	(100)	—
Other financing activities	14	(265)	(243)	(252)
Net cash provided by (used in) financing activities	984	(7,279)	(3,593)	(21,594)
Effect of change in foreign currency exchange rates on cash and cash equivalents	11	532	(260)	1,386
Net increase (decrease) in cash and cash equivalents	11,831	(9,884)	(596)	(32,281)
Cash and cash equivalents at beginning of period	40,225	62,536	52,652	84,933
Cash and cash equivalents at end of period	$52,056	$52,652	$52,056	$52,652

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
Net revenues:
E&P Technology & Services:
New Venture	$30,347		$11,084		$100,824		$27,362
Data Library	14,656		7,932		40,016		39,989
Total multi-client revenues	45,003		19,016		140,840		67,351
Imaging Services	3,000		6,200		16,409		25,538
Total	48,003		25,216		157,249		92,889
E&P Operations Optimization:
Devices	5,681		6,082		23,610		26,746
Optimization Software & Services	4,218		4,071		16,695		16,756
Total	9,899		10,153		40,305		43,502
Ocean Bottom Seismic Services	—		—		—		36,417
Total	$57,902		$35,369		$197,554		$172,808
Gross profit (loss):
E&P Technology & Services	$20,732		$5,126		$65,196		$4,708
E&P Operations Optimization	4,976		5,098		20,076		21,745
Ocean Bottom Seismic Services	(1,897)		(1,880)		(9,633)		9,579
Total	$23,811		$8,344		$75,639		$36,032
Gross margin:
E&P Technology & Services	43%		20%		41%		5%
E&P Operations Optimization	50%		50%		50%		50%
Ocean Bottom Seismic Services	—%		—%		—%		26%
Total	41%		24%		38%		21%
Income (loss) from operations:
E&P Technology & Services	$14,553		$421		$42,505		$(16,446)
E&P Operations Optimization	2,453		2,490		8,022		9,652
Ocean Bottom Seismic Services	(3,959)		(3,809)		(16,259)		(1,756)
Support and other	(14,198)	(1)	(7,420)		(42,967)	(1)	(34,621)
Loss from operations	(1,151)		(8,318)		(8,699)		(43,171)
Interest expense, net	(4,045)		(4,442)		(16,709)		(18,485)
Other income (expense)	209		4,974	(2)	(3,945)	(3)	1,350	(4)
Loss before income taxes	$(4,987)		$(7,786)		$(29,353)		$(60,306)

(1)
Includes a $6.1 million charge associated with terminating certain stock appreciation awards in the fourth quarter 2017, which is considered a Special Item as highlighted in the table 'Reconciliation of Special Items to Net Income (Loss) per Share'.

(2) Includes a $1.2 million reduction in the WesternGeco legal contingency and a $4.0 million recovery of INOVA bad debts, which both amounts are considered a Special Items as highlighted in the table 'Reconciliation of Special Items to Net Income (Loss) per Share'.

(3)
Includes a $5.0 million accrual related to the WesternGeco legal contingency, which is considered a Special Item as highlighted in the table 'Reconciliation of Special Items to Net Income (Loss) per Share'.

(4)
In addition to note(2), includes a $2.2 million loss on extinguishment of debt associated with the Company's second quarter 2016 bond exchange, which is considered a Special Item as highlighted in the table 'Reconciliation of Special Items to Net Income (Loss) per Share'.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, and other credits or charges including, without limitation, changes in the loss contingency reserve related to legal proceedings, a loss on extinguishment of debt and recovery of previously reserved amounts due from the INOVA joint venture. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Additionally, due to the unusual nature associated with terminating certain stock appreciation awards in the fourth quarter 2017, the Company is presenting Adjusted EBITDA, excluding the impact of stock appreciation awards, to assist in the comparability to its prior year results.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss	$(1,341)	$(6,342)	$(29,377)	$(64,727)
Interest expense, net	4,045	4,442	16,709	18,485
Income tax expense (benefit)	(3,646)	(1,444)	24	4,421
Depreciation and amortization expense	18,554	15,125	65,998	55,310
Accrual (reduction) of loss contingency related to legal proceedings	—	(1,168)	5,000	(1,168)
Loss on bond exchange	—	—	—	2,182
Recovery of INOVA bad debts	—	(3,983)	—	(3,983)
Fair value impact of stock appreciation awards	6,141	—	6,141	—
Adjusted EBITDA	$23,753	$6,630	$64,495	$10,520

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Net Income (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2017 and 2016.

	Three Months Ended December 31, 2017				Three Months Ended December 31, 2016
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$57,902	$—		$57,902	$35,369	$—		$35,369
Cost of sales	34,091	—		34,091	27,025	—		27,025
Gross profit	23,811	—		23,811	8,344	—		8,344
Operating expenses	24,962	(6,141)	(1)	18,821	16,662	—		16,662
Income (loss) from operations	(1,151)	6,141		4,990	(8,318)	—		(8,318)
Interest expense, net	(4,045)	—		(4,045)	(4,442)	—		(4,442)
Other income (expense), net	209	—		209	4,974	(5,151)	(2)	(177)
Income tax benefit	(3,646)	—		(3,646)	(1,444)	—		(1,444)
Net income (loss)	(1,341)	6,141		4,800	(6,342)	(5,151)		(11,493)
Net income attributable to noncontrolling interests	(53)	—		(53)	(149)	—		(149)
Net income (loss) applicable to ION	$(1,394)	$6,141		$4,747	$(6,491)	$(5,151)		$(11,642)
Net income (loss) per share:
Basic	$(0.12)			$0.39	$(0.55)			$(0.99)
Diluted	$(0.12)			$0.38	$(0.55)			$(0.99)
Weighted average number of common shares outstanding:
Basic	12,019			12,019	11,792			11,792
Diluted	12,019			12,366	11,792			11,792

	Twelve Months Ended December 31, 2017				Twelve Months Ended December 31, 2016
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$197,554	$—		$197,554	$172,808	$—		$172,808
Cost of sales	121,915	—		121,915	136,776	(1,077)	(4)	135,699
Gross profit	75,639	—		75,639	36,032	1,077		37,109
Operating expenses	84,338	(6,141)	(1)	78,197	79,203	(932)	(4)	78,271
Loss from operations	(8,699)	6,141		(2,558)	(43,171)	2,009		(41,162)
Interest expense, net	(16,709)	—		(16,709)	(18,485)	—		(18,485)
Other income (expense), net	(3,945)	5,000	(3)	1,055	1,350	(2,969)	(5)	(1,619)
Income tax expense	24	—		24	4,421	—		4,421
Net loss	(29,377)	11,141		(18,236)	(64,727)	(960)		(65,687)
Net income attributable to noncontrolling interests	(865)	—		(865)	(421)	—		(421)
Net loss applicable to ION	$(30,242)	$11,141		$(19,101)	$(65,148)	$(960)		$(66,108)
Net loss per share:
Basic	$(2.55)			$(1.61)	$(5.71)			$(5.80)
Diluted	$(2.55)			$(1.61)	$(5.71)			$(5.80)
Weighted average number of common shares outstanding:
Basic	11,876			11,876	11,400			11,400
Diluted	11,876			11,876	11,400			11,400

(1)	Represents the fair value impact of stock appreciation awards

(2)	Represents $1.2 million reduction in the WesternGeco legal contingency and $4.0 million recovery of INOVA bad debts

(3)	Represents an accrual related to the WesternGeco legal contingency during the first quarter 2017

(4)	Represents severance charges during the second quarter 2016

(5)	In addition to note(2), the twelve months ended December 31, 2016 includes a $2.2 million loss on extinguishment of debt associated with the Company's second quarter 2016 bond exchange